Exhibit 5.1

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

September 18, 2020

New Residential Investment Corp.
1345 Avenue of the Americas
New York, New York 10105

Re:	New Residential Investment Corp.—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to New Residential Investment Corp., a Delaware corporation (the “Company”), in connection with the sale from time to time of up to 43,441,603 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable upon exercise of the warrants of the Company, dated May 19, 2020 or May 27, 2020, as applicable (the “Warrants”), issued to certain funds affiliated with Canyon Partners, LLC and certain credit funds managed by affiliates of Fortress Investment Group LLC (the “Selling Stockholders”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form S-3 (File No. 333-232952) of the Company relating to Common Stock and other securities of the Company filed on August 1, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)          the prospectus, dated August 1, 2019 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)          the prospectus supplement, dated September 18, 2020 (together with the Base Prospectus, the “Prospectus”), relating to the resale of the Warrant Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

New Residential Investment Corp.
September 18, 2020

(d)          executed copies of the Warrants;

(e)          an executed copy of a certificate of Cameron D. MacDougall, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)          a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), certified by the Secretary of State of the State of Delaware as of September 11, 2020, and certified pursuant to the Secretary’s Certificate;

(g)          a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof (the “Amended and Restated Bylaws”), and certified pursuant to the Secretary’s Certificate; and

(h)          a copy of certain resolutions of the Board of Directors of the Company, adopted on May 18, 2020, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholders and others and of public officials, including those in the Secretary’s Certificate and the factual representations set forth in the Warrants. We have also assumed that the issuance of the Warrant Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate and the Amended and Restated Bylaws and those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Warrant Shares to be sold by the Selling Stockholders have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, upon valid exercise of the applicable Warrant in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that (i) the Company received in full the consideration for the Warrant Shares set forth in the applicable Warrant and the applicable resolutions of the Board of Directors of the Company approving the issuance of all such Warrant Shares and (ii) the Warrant Shares have been registered in the Company’s share registry.

New Residential Investment Corp.
September 18, 2020

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS